Exhibit (a.60)

ISHARES, INC.

ARTICLES OF AMENDMENT

iShares, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name	New Name
iShares MSCI BRIC ETF	iShares MSCI BIC ETF

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Assistant Secretary and attested by its Assistant Secretary on this 9th day of March, 2022.

ATTEST:		ISHARES, INC.

/s/ Lezlie Iannone	By:	/s/ Marisa Rolland (SEAL)
Lezlie Iannone		Marisa Rolland
Assistant Secretary		Assistant Secretary